Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Amcor Finance (USA), Inc.

Amcor plc

Amcor UK Finance plc

Amcor Pty Ltd

Amcor Flexibles North America, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	5.625% Guaranteed Senior Notes due 2033	457(r)	$500,000,000	99.022%	$495,110,000	0.00011020	$54,561.12
	Other	Guarantees of 5.625% Guaranteed Senior Notes due 2033(1)	Other(1)	—	—	—	—	—(1)
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$495,110,000		$54,561.12
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$54,561.12

(1)	Amcor plc, Amcor UK Finance plc, Amcor Pty Ltd and Amcor Flexibles North America, Inc. will each fully and unconditionally guarantee the 5.625% Guaranteed Senior Notes due 2033 issued by Amcor Finance (USA), Inc. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee is payable with respect to such guarantees.